Exhibit 5.2
CONSENT OF CASSELS BROCK & BLACKWELL LLP
We hereby consent to the reference to our statements under “Enforceability of Certain Civil Liabilities” and “Description of Securities – Debt Securities – Enforceability of Judgements” and the reference to our firm name on page vi and under the heading “Interests of Experts” and “Legal Experts” in the short form base shelf prospectus forming a part of this Registration Statement on Form F-10, and any amendments or supplements thereto, filed by Sandstorm Gold Ltd. with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.
/s/ Cassels Brock & Blackwell LLP
Vancouver, Canada
Date: November 8, 2024